Exhibit 99.1

ABVC BioPharma Announces Closing on $1.75 Million Registered Direct Offering

Fremont, CA (July 31, 2023) – ABVC BioPharma, Inc. (NASDAQ: ABVC) (“Company”), a clinical-stage biopharmaceutical company developing therapeutic solutions in ophthalmology, neurology, and oncology/hematology, today announced it has closed on a definitive securities purchase agreement with a single institutional investor, acquiring $1.75 million worth of its common stock in a registered direct offering (the “Offering”).

Under the terms of the securities purchase agreement, the Company agreed to sell an aggregate of 500,000 shares of common stock and/or pre-funded warrants in a registered direct offering. The purchase price per share of common stock is $3.50, and the purchase price for the pre-funded warrants is identical to the purchase price for a share of common stock, less the exercise price of $0.01 per share.

Wilmington Capital Securities, LLC acted as the exclusive placement agent for the Offering.

Gross proceeds to the Company from the Offering are estimated to be approximately $1.75 million before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company will use the net proceeds from the Offering on research and development of their programs, working capital, and other general corporate purposes, which may include the repayment of outstanding debt.

The Offering of the shares of common stock and pre-funded warrants described above was made by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333- 260588) initially filed with the Securities and Exchange Commission (“SEC”) on October 29, 2021, and declared effective by the SEC on November 29, 2021, and the accompanying prospectus contained therein.

The Offering is only made by employing a prospectus supplement and accompanying prospectus. A prospectus supplement describing the terms of the Offering was filed with the SEC and is part of the effective registration statement. Copies of the prospectus supplement relating to the registered direct offering, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of any such state or jurisdiction.

We believe the Company’s pipeline products have great market potential. As per the Future Market Insights report, the MDD market was valued at $11.51 billion in 2022 and is expected to reach $14.96 billion by 2032 with a CAGR of 2.8% over the forecast period.1 According to the Polaris market research report, the global ADHD treatment market was valued at $16.13 billion in 2022 and is expected to reach $32.14 billion by 2030 with a CAGR of 7.1% over the forecast period.2 According to iHealthcare Analyst, Inc., the global market for retinal surgery devices is expected to reach $3.7 billion by 2027, driven by the rising geriatric population worldwide.3

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About ABVC BioPharma

ABVC BioPharma is a clinical-stage biopharmaceutical company with an active pipeline of six drugs and one medical device (ABV-1701/Vitargus®) under development. For its drug products, the Company utilizes in-licensed technology from its network of world-renowned research institutions to conduct proof-of-concept trials through Phase II of clinical development. The Company’s network of research institutions includes Stanford University, the University of California at San Francisco, and Cedars-Sinai Medical Center. For Vitargus®, the Company intends to conduct global clinical trials through Phase III.

Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. None of the outcomes expressed herein are guaranteed. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Tom Masterson

Email: tmasterson@allelecomms.com

1.	https://www.futuremarketinsights.com/reports/major-depressive-disorder-treatment-market#:~:text=The%20major%20depressive%20disorder%20(MDD,US%24%2011.51%20billion%20in%202022

2.	https://www.prnewswire.com/news-releases/global-attention-deficit-hyperactivity-disorder-adhd-market-size-projected-to-reach-usd-32-14-billion-by-2032--with-cagr-of-7-1-study-by-polaris-market-research-301729196.html#:~:text=According%20to%20the%20research%20report

3.	https://www.ihealthcareanalyst.com/technological-advancement-ophthalmic-surgery-retinal-surgery-devices-market/